Exhibit 99.1

FirstEnergy Corp.	For Release: February 28, 2012
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Tricia Ingraham	Irene Prezelj
(330) 384-5247	(330) 384-3859

FirstEnergy Reports 2011 Earnings,
Provides Guidance for 2012 and 2013

Akron, Ohio – FirstEnergy Corp. (NYSE: FE) today reported 2011 earnings and provided earnings guidance for 2012 and 2013.

Full-year 2011 earnings were $3.64 per basic share of common stock on a non-GAAP* basis.  On a GAAP basis, 2011 earnings were $2.22 per basic share ($2.21 diluted) on net income of $869 million and revenue of $16.3 billion.

FirstEnergy provided 2012 non-GAAP earnings guidance of $3.30 to $3.60 per basic share of common stock ($2.87 to $3.17 per share on a GAAP basis), and is estimating 2013 non-GAAP earnings of $3.10 to $3.40 per basic share of common stock ($2.92 to $3.22 per share on a GAAP basis).

“In 2011, we successfully met our financial and operational objectives, including those related to the integration of Allegheny Energy, while continuing to grow our competitive business,” said Anthony J. Alexander, president and chief executive officer of FirstEnergy.  “We are committed to building on this progress in 2012, and I believe our strong retail focus and the diversity of our competitive and regulated assets place us in a solid position to meet the challenges we’ll face this year and next.”

In 2010, full-year non-GAAP earnings were $3.90 per basic share of common stock, while 2010 earnings on a GAAP basis were $2.44 per basic share ($2.42 diluted) on net income of $718 million and revenue of $13.3 billion.

The company’s fourth quarter 2011 non-GAAP earnings were $0.77 per basic share of common stock.  On a GAAP basis, basic and diluted earnings per share were $0.23 on net income of $99 million and revenue of $3.9 billion.  This compares to fourth quarter 2010 non-GAAP earnings of $0.77 per basic share of common stock.  On a GAAP basis, fourth quarter 2010 basic and diluted earnings per share were $0.27 on net income of $78 million and revenue of $3.2 billion.

FirstEnergy’s earnings for 2010 and the first nine months of 2011 were revised as a result of the company’s adoption of a change in accounting for pensions and other post-employment benefits (OPEB) in the fourth quarter of 2011, as announced last month.

Fourth Quarter and Full Year GAAP to Non-GAAP* Reconciliation

	Fourth Quarter		Full Year
	2011	2010	2011	2010
Basic Earnings Per Share (GAAP)	$0.23	$0.27	$2.22	$2.44
Excluding Special Items:
Regulatory Charges	--	--	0.05	0.11
Trust Securities Impairment	--	0.02	0.03	0.07
Income Tax Charge – Retiree Drug Subsidy	0.06	--	0.07	0.04
Merger Transaction/Integration Costs	0.01	0.07	0.41	0.15
Impact of Non-Core Asset Sales/Impairments	(0.81)	(0.16)	(0.78)	(0.14)
Mark-To-Market Adjustments
Pension/OPEB Actuarial Assumptions	0.74	0.40	0.78	0.40
Other	(0.03)	--	0.02	0.06
Merger Accounting – Commodity Contracts	0.08	--	0.26	--
Litigation Resolution	--	--	0.06	(0.01)
Generating Plant Charges	0.49	0.17	0.52	0.78
Basic Earnings Per Share (Non-GAAP*)	$0.77	$0.77	$3.64	$3.90

Estimated Earnings Per Share, GAAP to Non-GAAP* Reconciliation

	2012	2013
Basic Earnings Per Share (GAAP)	$2.87 - $3.17	$2.92 - $3.22
Excluding Special Items:
Regulatory Charges	0.04	0.05
Income Tax Charge – Retiree Drug Subsidy	0.08	--
Impact of Non-Core Asset Sales/Impairments	0.03	0.03
Merger Transaction/Integration Costs	0.01	--
Mark-To-Market Adjustments
Pension/OPEB Actuarial Assumptions	--	--
Other	--	--
Merger Accounting – Commodity Contracts	0.15	0.10
Plant Closing Costs	0.12	--
Basic Earnings Per Share (Non-GAAP*)	$3.30 - $3.60	$3.10 - $3.40

Distribution deliveries, excluding Allegheny Energy, were essentially flat for the full-year 2011 compared to 2010, as a 3 percent increase in industrial sales was offset by slight declines in residential and commercial deliveries, due to mild weather.  Fourth quarter 2011 distribution deliveries decreased 3 percent compared to 2010.  Industrial deliveries in the quarter were flat compared to the same period in 2010, while milder weather this year drove a 7 percent decrease in residential sales, and a 3 percent decline in commercial deliveries.

Retail electric generation sales by FirstEnergy Solutions (FES) were up 55 percent for the year and 45 percent for the quarter compared to the same periods in 2010.  Following reduced sales in the wholesale market, total FES sales were down 4 percent for the year and 13 percent for the quarter compared to the same periods in 2010.  This shift in markets is consistent with the company’s strategy to realign its sales portfolio to serve more retail customers.

Non-GAAP results for the fourth quarter and full year of 2011 benefited from net accretion from the Allegheny merger, offset by reduced sales margins that continue to be impacted by low power prices.  As a result of completing a $1.8 billion environmental project at the end of 2010, and placing the project in service in 2011, the company’s 2011 depreciation expenses were higher and interest costs capitalized to construction projects were reduced, resulting in higher net financing costs compared to the prior year periods.

GAAP results for the fourth quarter and full year of 2011 were further affected by gains from the sale of non-core assets that were partially offset by charges for mark-to-market adjustments associated with the pensions and OPEB accounting change, merger-related costs and generating asset impairments.

FirstEnergy’s Consolidated Report to the Financial Community – which provides highlights on company developments and financial results for the year and for the fourth quarter of 2011 – is posted on the company’s website – www.firstenergycorp.com/ir. To access the report, click on Fourth Quarter 2011 Consolidated Report to the Financial Community.

An in-depth briefing on the company’s strategies, operations and financial outlook will be presented at FirstEnergy’s Analyst Meeting in New York City tomorrow at approximately 8:15 a.m. EST.  Materials related to the meeting will be posted on the website this evening.  A live Internet webcast of the presentation and follow-up question-and-answer session will be available on the site.  The webcast will be archived on the website.

FirstEnergy is a diversified energy company dedicated to safety, reliability and operational excellence.  Its 10 electric distribution companies comprise the nation’s largest investor-owned electric system.  Its diverse generating fleet features non-emitting nuclear, scrubbed baseload coal, natural gas, and pumped-storage hydro and other renewables, and has a total generating capacity of nearly 23,000 megawatts.

(*)  This news release contains non-GAAP financial measures.  Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP).   These non-GAAP financial measures are intended to complement, and not considered as an alternative, to the most directly comparable GAAP financial measure.  Also, the non-GAAP financial measures may not be comparable to similarly titled measures used by other entities.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding management's intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual results may differ materially due to: the speed and nature of increased competition in the electric utility industry, the impact of the regulatory process on the pending matters before FERC and in the various states in which we do business including, but not limited to, matters related to rates, the status of the PATH project in light of the PJM Interconnection, L.L.C., (PJM)  direction to suspend work on the project pending review of its planning process, its re-evaluation of the need for the project and the uncertainty of the timing and amounts of any related capital expenditures, business and regulatory impacts from ATSI's realignment into PJM, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices and availability, financial derivative reforms that could increase our liquidity needs and collateral costs, the continued ability of FirstEnergy's regulated utilities to collect transition and other costs, operation and maintenance costs being higher than anticipated, other legislative and regulatory changes, and revised environmental requirements, including possible GHG emission, water intake and coal combustion residual regulations, the potential impacts of any laws, rules or regulations that ultimately replace CAIR, including CSAPR which was stayed by the courts on December 30, 2011, and the effects of the EPA's MATS rules, the uncertainty of the timing and amounts of the capital expenditures that may arise in connection with any litigation including NSR litigation or potential regulatory initiatives or rulemakings (including that such expenditures could result in our decision to shut down or idle certain generating units), the uncertainty associated with the company's plan to retire its older unscrubbed regulated and competitive fossil units, including the impact on vendor commitments and PJM's review of the company's plans, adverse regulatory or legal decisions and outcomes with respect to our nuclear operations (including, but not limited to the revocation or non-renewal of necessary licenses, approvals or operating permits by the NRC including as a result of the incident at Japan's Fukushima Daiichi Nuclear Plant), issues that could result from our continuing investigation and analysis of the indications of cracking in the plant shield building at Davis-Besse, adverse legal decisions and outcomes related to Met-Ed's and Penelec's ability to recover certain transmission costs through their transmission service charge riders, the continuing availability of generating units and changes in their ability to operate at or near full capacity, replacement power costs being higher than anticipated or inadequately hedged, the ability to comply with applicable state and federal reliability standards and energy efficiency mandates, changes in customers' demand for power, including but not limited to, changes resulting from the implementation of state and federal energy efficiency mandates, the ability to accomplish or realize anticipated benefits from strategic goals, FirstEnergy's ability to improve electric commodity margins and the impact of, among other factors, the increased cost of fuel and fuel transportation on such margins, the ability to experience growth in the distribution business, the changing market conditions that could affect the value of assets held in FirstEnergy's NDTs, pension trusts and other trust funds, and cause FirstEnergy and its subsidiaries to make additional contributions sooner, or in amounts that are larger than currently anticipated, the impact of changes to material accounting policies, the ability to access the public securities and other capital and credit markets in accordance with FirstEnergy's financing plan, the cost of such capital and overall condition of the capital and credit markets affecting FirstEnergy and its subsidiaries, changes in general economic conditions affecting FirstEnergy and its subsidiaries, interest rates and any actions taken by credit rating agencies that could negatively affect FirstEnergy's and its subsidiaries' access to financing or their costs and increase requirements to post additional collateral to support outstanding commodity positions, LOCs and other financial guarantees, the continuing uncertainty of the national and regional economy and its impact on major industrial and commercial customers of FirstEnergy and its subsidiaries, issues concerning the soundness of financial institutions and counterparties with which FirstEnergy and its subsidiaries do business, issues arising from the completed merger of FirstEnergy and Allegheny Energy and the ongoing coordination of their combined operations including FirstEnergy's ability to maintain relationships with customers, employees and suppliers, as well as the ability to continue to successfully integrate the businesses and realize cost savings and other synergies, the risks and other factors discussed from time to time in FirstEnergy's and its applicable subsidiaries' SEC filings, and other similar factors. Dividends declared from time to time on FirstEnergy's common stock during any annual period may in the aggregate vary from the indicated amount due to circumstances considered by FirstEnergy's Board of Directors at the time of the actual declarations. A security rating is not a recommendation to buy or hold securities and is subject to revision or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating. The foregoing review of factors should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on FirstEnergy's business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. FirstEnergy expressly disclaims any current intention to update, except as required by law, any forward-looking statements contained herein as a result of new information, future events or otherwise.

(022812)